PTC INC.
SECOND QUARTER FISCAL 2015
PREPARED REMARKS
April 29, 2015

Please refer to the “Important Disclosures” section of these prepared remarks for important information about our reporting metrics, GAAP and non-GAAP definitions, and other important disclosures. In addition, please refer to the PTC Q2 FY’15 Financial Data tables posted to PTC’s Investor Relations website at investor.ptc.com for a reconciliation between our GAAP and non-GAAP measures. Management comments in the following tables refer to non-GAAP results unless otherwise specified.

Key Highlights

In Millions	Q2 FY’15	YoY	YoY CC	Management Comments (1)
Total Revenue (GAAP)	$314.1	(4%)	3%
• Total revenue was above the Q2 guidance midpoint. Viewed on a license mix-adjusted constant currency basis, total revenue would have been up 5% YoY.
• Software revenue increased 8% YoY CC; professional services revenue declined (12%) YoY CC driven in part by strong growth in service partner bookings.
• By region on a constant currency basis, strong growth in Japan was offset by declines in the Americas and the Pacific Rim while Europe was flat.

Total Revenue (Non-GAAP)	$315.3	(4%)	4%
Software Revenue (GAAP)	$254.7	0%	8%
• Software revenue was above the Q2 guidance midpoint. Viewed on a license mix-adjusted constant currency basis, software revenue would have been up 10% YoY.
• Support revenue was above our guidance. Viewed on a license mix-adjusted constant currency basis, support revenue would have been up 10% YoY, driven by strong license growth during FY’14.
• L&SS revenue was modestly below our guidance midpoint. Viewed on a license mix-adjusted constant currency basis, L&SS revenue would have been up 8% YoY.

Software Revenue (Non-GAAP)	$255.5	0%	8%
EPS (GAAP)	$0.05	(87%)	(66%)
• GAAP EPS was below our guidance due to a $38 million restructuring charge.
• Non-GAAP EPS was above our guidance driven by higher support revenue, lower professional services revenue, lower operating expenses, a lower tax rate, and a modestly lower share count.
• License mix-adjusted CC non-GAAP operating margin was approximately 27% in Q2 FY’15 vs. 25% in Q2 FY’14.

EPS (Non-GAAP)	$0.53	11%	33%

Software Performance by Solution Area

In Millions	Q2 FY’15	YoY	YoY CC	Management Comments
CAD Software	$126.2	(4%)	5%
• CAD support revenue increased 6% YoY CC.
• CAD L&SS revenue increased 2% YoY CC driven by a mid-single digit YoY CC growth in new seats, modules, and upgrades of Creo, offset by a decline in legacy CAD products.
• CAD L&SS bookings increased 1% YoY CC.

ePLM Software	$91.9	(4%)	4%
• ePLM support revenue increased 14% YoY CC.
• ePLM L&SS revenue declined (11%) YoY CC, with double-digit YoY CC growth in cloud services offset by a decline in PLM license revenue against a tough YoY comparison relative to large deals.
• ePLM L&SS bookings decreased (16%) YoY CC.

IoT Software (GAAP)	$8.7	2140%	2171%
• Both IoT support revenue and L&SS revenue increased over 2000% YoY CC driven by strong growth for our ThingWorx platform and the acquisition of Axeda in August 2014.
• IoT L&SS bookings increased 488% YoY CC.
• IoT non-GAAP L&SS revenue approached 10% of total L&SS revenue.

IoT Software (Non-GAAP)	$9.6	2359%	2391%
SLM Software	$27.9	4%	8%
• SLM support revenue increased 6% YoY CC.
• SLM L&SS revenue increased 11% YoY CC.
• Excluding cloud services, SLM L&SS bookings grew by a mid-teens percentage YoY CC. Due to a challenging Q2 FY’14 comparison in cloud services, total SLM L&SS bookings declined (1%) YoY CC.

Total Software (GAAP)	$254.7	0%	8%	• Support revenue was above our guidance and up 9% YoY CC. • L&SS revenue was modestly below our guidance midpoint and up 6% YoY CC. • L&SS bookings were up sequentially, down YoY and flat YoY CC.
Total Software (Non-GAAP)	$255.5	0%	8%

Software Performance by Region

In Millions	Q2 FY’15	YoY	YoY CC	Management Comments
Americas Software (GAAP)	$105.1	3%	3%
• Americas non-GAAP support revenue increased 9% YoY CC.
• Americas non-GAAP L&SS revenue decreased (7%) YoY CC with growth in IoT and SLM offset by declines in CAD and ePLM.
• Americas L&SS bookings decreased (15%) YoY CC due in part to a challenging Q2 FY’14 comparison when we had two mega deals in the region.

Americas Software (Non-GAAP)	$105.8	3%	4%
Europe Software (GAAP)	$88.3	(12%)	3%
• Europe support revenue increased 9% YoY CC.
• Europe L&SS revenue decreased (11%) YoY CC with growth in IoT and ePLM offset by declines in CAD and SLM.
• Europe L&SS bookings decreased (21%) YoY CC due in part to a challenging Q2 FY’14 comparison when we had one mega deal in the region.

Europe Software (Non-GAAP)	$88.4	(12%)	3%
Japan Software (GAAP)	$33.0	39%	60%
• Japan support revenue increased 8% YoY CC.
• Japan L&SS revenue increased 178% YoY CC with growth in IoT, ePLM, and CAD offset by a decline in SLM.
• Japan L&SS bookings increased 181% YoY CC helped by a mega deal in the region and an easier comparison during Q2 FY’14 when some business pushed into Q3 FY’14.

Japan Software (Non-GAAP)	$33.0	39%	60%
Pacific Rim Software (GAAP)	$28.3	(1%)	1%
• Pacific Rim support revenue increased 16% YoY CC.
• Pacific Rim L&SS revenue declined (9%) YoY CC with growth in IoT and CAD offset by declines in ePLM and SLM.
• Pacific Rim L&SS bookings decreased (8%) YoY CC.

Pacific Rim Software (Non-GAAP)	$28.3	(1%)	1%
Total Software (GAAP)	$254.7	0%	8%	• Support revenue was above our guidance and up 9% YoY CC. • L&SS revenue was modestly below our guidance midpoint and up 6% YoY CC. • L&SS bookings were up sequentially, down YoY and flat YoY CC.
Total Software (Non-GAAP)	$255.5	0%	8%

Operating Performance

In Millions	Q2’15 GAAP	Q2’15 Non-GAAP	Management Comments
Professional Services Gross Margin	13.3%	16.0%
• Professional services gross margin increased 300 basis points sequentially on a GAAP and non-GAAP basis.
• Non-GAAP professional services gross margin was above our FY’15 target of 15%.
• Professional services gross margin declined YoY versus a strong Q2 FY’14, which benefitted from several discrete items.

Sales and Marketing	$82.0	$78.9
• S&M expense was flat YoY as a percentage of revenue.
• Our goal is to improve sales efficiency. On a trailing 12-month basis, we generated $1.12 in L&SS bookings for every $1.00 of sales and marketing expenses, up 7% YoY.

S&M % of Revenue	26.1%	25.0%
Research and Development	$60.2	$57.2
• R&D increased YoY driven by higher headcount due in part to the acquisitions of Axeda and Atego.
• We also increased development spending on new solutions related to IoT and connected service that offer potential to deliver higher value to PTC over time.

R&D % of Revenue	19.2%	18.1%
General and Administrative	$34.2	$26.5	• G&A expense increased YoY driven by higher headcount due in part to the acquisitions of Axeda and Atego.
G&A % of Revenue	10.9%	8.4%
Operating Profit	$4.0	$73.8
• GAAP operating margin was below our guidance due to a $38 million restructuring charge.
• Non-GAAP operating margin was above our guidance driven by higher support revenue, lower professional services revenue and lower operating expenses.
• Viewed on a license mix-adjusted CC basis, operating margin was approximately 27% in Q2 FY’15 vs. 25% in Q2 FY’14.

Operating Margin	1.3%	23.4%
Income Taxes	($5.0)	$8.8
• The GAAP income tax benefit reflects lower GAAP pretax income, largely driven by a $38 million restructuring charge as well as discrete items in the quarter.
• Non-GAAP tax rate was below our 15% guidance due to a discrete item in the quarter.

Tax Rate	(1293%)	12%

Other Highlights

•	Subscription solutions bookings represented 14% of L&SS bookings, slightly below our guidance assumption of 15%, partially due to a perpetual license mega deal in the quarter.

•	Approximately 59% of Q2’15 revenue came from recurring revenue streams (subscription solutions and support), up from 52% in the year ago period.

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While we experienced strong YoY growth in IoT revenue and bookings, at this stage, our primary goal is to win new accounts or new logos, and then expand within these accounts. We added 62 new IoT customers in Q2 FY’15, bringing our total added in the first half FY’15 to 104 and putting us on pace to exceed our target of 200 new IoT customer additions in FY’15.

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We had 13 large deals (greater than $1 million L&SS bookings from a customer during the quarter) in Q2 FY’15, down from 17 in Q2 FY’14. As a percentage of L&SS bookings, Q2 FY’15 large deals were in line with our historic average. We also had one mega deal (in Japan) in Q2 FY’15 down from three (2 in the Americas, 1 in Europe) in Q2 FY’14.

•	We continue to expect fewer large deals and mega deals in FY’15 vs. FY’14, which was a record year for both.

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Operating cash flow of $92 million declined $19 million versus Q2 FY’14 due to lower earnings and $5 million in discretionary contributions to a non-U.S. pension plan in Q2 FY’15. We expect to pay approximately $40 million in the remainder of FY’15 for accrued restructuring and to make cash contributions of approximately $30 million to fund pension plans, including the estimated amount required to settle our U.S. pension plan obligations and expected voluntary contributions to a non-U.S. plan. In Q2 FY’15 we repaid $75 million on our credit facility, and ended the quarter with a cash balance of $268 million.

•	We ended the quarter with 342 quota-carrying sales reps, down from 345 in Q2 FY’14.

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In keeping with our strategy to grow our professional services partner ecosystem, Q2 FY’15 service partner bookings grew by a double digit percentage YoY, with strong bookings growth among our large system integrator partners.

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Current borrowings under our credit facility total $531 million. Under our leverage covenant, we are limited to 3.0 times adjusted EBITDA which, as of April 4, 2015, would limit additional revolving credit borrowings to $405 million.

Guidance and Long-Range Targets

Our FY’15 financial guidance includes the following general considerations:

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Historically, CAD and PLM L&SS revenue growth correlates to growth in broader measures of the global manufacturing economy. Current indicators suggest the global manufacturing economy may be modestly weaker than during the year-ago period with foreign currency depreciation and other acute macro factors potentially weighing on our multinational customers in the Americas and certain weakening economic indicators for manufacturers in Europe, Japan, and China. Our current guidance assumes a weaker global manufacturing economy than we saw in FY’14.

•	We expect fewer large deals, which historically represent 30% to 50% of L&SS bookings, versus FY’14, which was a record year for large deal activity.

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We expect that approximately 17% of our L&SS bookings will come in as subscription solutions bookings during FY’15, up from 15% previously assumed last quarter. Fluctuation below or above 17% will impact revenue positively or negatively, respectively, with every 1% change in mix raising or lowering annual revenue by approximately $3 million and annual non-GAAP EPS by approximately $0.02.

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Assuming current EUR|USD and USD|JPY spot exchange rates for Q3 and Q4 FY’15, foreign currency depreciation reduces the midpoint of our FY’15 non-GAAP revenue guidance by approximately $100 million and non-GAAP EPS by approximately $0.35 versus FY’14.

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The FY’15 GAAP and non-GAAP operating margin and GAAP and non-GAAP EPS guidance exclude the estimated settlement losses of approximately $65 million related to the termination of our U.S. pension plan. While we expect to complete the termination process by September 30, 2015, the amount of the losses will vary based on the timing of the settlements and the amount of the projected benefit obligations and assets in the plan measured as of the dates the settlements occur.

FY’15 Guidance Changes (Non-GAAP)

In Millions	Current FY’15 Low	Current FY’15 High	Prior FY’15 Low	Prior FY’15 High	Change (Midpoint)	Effect of Currency & Mix
Total Revenue	$1,280	$1,295	$1,320	$1,350	($48)	($23)
Total Software Revenue	$1,048	$1,063	$1,070	$1,100	($30)	($20)
L&SS Revenue	$360	$375	$380	$410	($28)	($12)
Professional Services	$232	$232	$250	$250	($18)	($3)

EPS	$2.18	$2.30	$2.20	$2.35	($0.04)	($0.08)

Financial Guidance

In Millions	Q3 FY’15 Low	Q3 FY’15 High	FY’15 Low	FY’15 High	Management Comments
Subscription Solutions % of L&SS Bookings	18%	18%	17%	17%	• We anticipate a higher mix of subscription bookings in the second half FY’15 based on our current pipeline and forecast.

L&SS Revenue (GAAP)	$85	$90	$358	$373
• We are lowering the midpoint of FY’15 L&SS revenue guidance by $28 million.
• Approximately $12 million of this reduction is for currency and subscription bookings mix.
• The other portion of the reduction reflects incremental caution around customer spend due to a potentially weakening manufacturing economy.

L&SS Revenue (Non-GAAP)	$85	$90	$360	$375
Support Revenue (GAAP)	$167	$167	$687	$687
• We are lowering our FY’15 support revenue guidance by $2 million.
• Viewed on a constant currency basis, our FY’15 support guidance would imply a modest increase versus our prior outlook.
• Current guidance reflects Q2 outperformance and planned pricing actions during FY’15.

Support Revenue (Non-GAAP)	$168	$168	$688	$688
Total Software Revenue (GAAP)	$252	$257	$1,045	$1,060
• We are reducing FY’15 software revenue guidance to the lower half of our prior guidance range adjusting for license mix and currency.
• Our current assumptions around currency and license mix are negatively impacting software revenue guidance by approximately $20 million.

Total Software Revenue (Non-GAAP)	$253	$258	$1,048	$1,063
Professional Services Revenue (GAAP)	$54	$54	$231	$231
• We are lowering the midpoint of FY’15 professional services revenue guidance by $18 million.
• This reflects (1) accelerated transition of certain customer engagements to our partner ecosystem and (2) ongoing development of solutions that require less professional services to deploy.

Professional Services Revenue (Non-GAAP)	$54	$54	$232	$232
Total Revenue (GAAP)	$306	$311	$1,276	$1,291
• Viewed on a license mix-adjusted constant currency basis, FY’15 revenue guidance would imply approximately 4% YoY growth.
• Revenue guidance reflects 2% to 3% YoY CC growth, down from our prior outlook of 4% to 6% YoY CC growth due to a higher mix of subscription and lower professional services revenue.

Total Revenue (Non-GAAP)	$307	$312	$1,280	$1,295

Financial Guidance Continued
In Millions	Q3 FY’15 Low	Q3 FY’15 High	FY’15 Low	FY’15 High	Management Comments
Operating Margin (GAAP)	12%	13%	11%	12%
• Our non-GAAP operating margin guidance is unchanged for FY’15.
• We expect our workforce realignment to drive $30 million in annualized expense reduction exiting Q3 FY’15, driving margin expansion in Q4 FY’15 into FY’16.
• We continue to target a 15% non-GAAP professional services gross margin in FY’15.

Operating Margin (Non-GAAP)	22%	23%	24%	25%
Tax Rate (GAAP)	5%	5%	1%	1%
• We are lowering our FY’15 non-GAAP tax rate to 14% from 15% previously.
• This reduction is driven by a lower tax rate in the first half FY’15 from several discrete items including the U.S. R&D tax credit.

Tax Rate (Non-GAAP)	15%	15%	14%	14%
Shares Outstanding	116	116	116	116	• Our FY’15 share count is slightly below our prior assumption given the benefit of an earlier (Q1 FY’15) completion of our accelerated share repurchase.
EPS (GAAP)	$0.26	$0.29	$1.10	$1.22
• On a constant currency basis we expect to deliver at least 15% non-GAAP EPS growth in FY’15, in line with our prior guidance.
• Viewed on a license mix-adjusted constant currency basis, we expect non-GAAP EPS growth to exceed 20% this year, in line with our five-year CAGR from FY’09 to FY’14.
• Versus our prior FY’15 non-GAAP EPS guidance, we see $0.08 headwind from license mix and currency.

EPS (Non-GAAP)	$0.47	$0.50	$2.18	$2.30

The third quarter and full year FY’15 non-GAAP revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the following items and their income tax effects, as well as any discrete tax items, if any:

In Millions	Q3 FY’15	FY’15
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 4
Stock-based compensation expense	14	52
Intangible asset amortization expense	14	55
Acquisition-related charges	1	7
Pension plan termination costs	2	7
Restructuring	1	40
Total GAAP adjustments	$ 33	$ 165

Long-Range Targets (Non-GAAP)

In Millions	FY’14 Actual	FY’15 Target	FY’18 Target	Management Comments
L&SS Revenue YoY	10%	(8%) to (4%)	12% to 15%
• We expect our IoT and SLM solution areas, which we view as faster growth markets, will represent a growing percentage of our L&SS business.
• Our target range assumes a stable, healthy macroeconomic environment, constant currency, and growth at or above market rates.

Support Revenue YoY	5%	(0%)	2% to 4%
• Our support growth rate is driven by perpetual license sales in prior periods.
• An increasing mix of subscription bookings and revenue over time will ultimately reduce growth rates in our support business.

Total Software Revenue YoY	7%	(3%) to (2%)	6% to 8%
Professional Services Revenue YoY	(2%)	(17%)	(3%) to (0%)
• We expect our professional services revenue to decline as our PLM, ALM, and SLM solutions evolve to require less professional services to implement and as more of this consulting and implementation work is done by our partners.

Total Revenue YoY	5%	(6%) to (5%)	6% to 10%	• Our revenue outlook includes 2% to 4% of acquisition-related growth, which is in line with our historic trend.
Operating Margin (1)	25%	24% to 25%	28% to 30%
• Our FY’18 target assumes professional services gross margin increases to 20% by FY’18.
• Our operating margin target also assumes a 5% to 7% increase in sales and marketing efficiency each year through FY’18.

Tax Rate (1)	21%	14%	18% to 20%
• Our tax rate is largely driven by geographic mix of revenue and expenses.
• Our FY’18 target includes a $15 million to $20 million annual tax benefit from the transfer of intellectual property between two wholly-owned foreign subsidiaries.

Shares Outstanding	120	116	112	• We expect to reduce our shares outstanding through FY’18 through stock repurchases. • This is in keeping with our commitment to return 40% of free cash flow to shareholders.
EPS YoY (1)	20%	0% to 6%	15%

(1) FY’18 non-GAAP targets exclude all of the items we describe in “Important Information About Non-GAAP References” below. We do not model GAAP for periods beyond the current fiscal year as many of the items we exclude from our non-GAAP target, such as restructurings and one-time legal settlement amounts, may occur but are not currently contemplated or known. Many of the expenses we exclude, such as stock-based compensation expenses and amortization of acquired intangible assets, will be incurred, although we do not model them, and will cause GAAP results to differ from our non-GAAP targets, perhaps materially.

Important Disclosures

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Reporting metrics and non-GAAP definitions – management believes certain non-GAAP financial measures provide additional meaningful financial information that should be considered when assessing our ongoing performance. These measures should be considered in addition to, not a substitute for, the reported GAAP results.

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Software licensing model – a majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products starting in Q1 FY’15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

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Bookings Metric –given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription transactions, we define bookings as either the perpetual license revenue or the annualized contract value (ACV) of a new subscription multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define ACV as the total value of a new subscription solutions booking divided by the term of the contract (in days) multiplied by 365, unless the term is less than one year, in which case the contract value equals the ACV. When calculating L&SS bookings, we multiply subscription solutions ACV by a conversion factor of 2, and then add this amount to our perpetual license sales.

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License Mix-Adjusted Metrics - assume that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is recognized ratably over a 12 month period and is assumed to renew in subsequent years.

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Free Cash Flow – cash provided by operating activities less capital expenditures. Management believes this is an important metric in evaluating our financial performance as it enables investors to assess our ability to generate cash without incurring additional external financings and to assess our performance against our commitment to a long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases.

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Non-GAAP Revenue – excludes the fair value adjustment for acquired deferred revenue. We consider the use of non-GAAP revenue helpful in understanding the ongoing operating performance of our business. Furthermore, we disclose revenue trends across three lines of business: (1) license & subscription solutions; (2) support; and (3) professional services. In Q1’15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY’14 support revenue as subscription (less than $4 million).

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Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. Based on current revenue and expense levels, a $0.10 move on the USD|EUR exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.11 to $0.15. Given recent fluctuation in the YEN|USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and EPS by approximately $0.04 to $0.06.

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Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare actual reported results converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Impact of an Investigation in China
We have, since making a voluntary disclosure to the U.S. Securities and Exchange Commission and The Department of Justice, been cooperating to provide information to those agencies concerning expenditures by certain of our business partners in China and by our China business, including for travel and entertainment, that apparently benefitted employees of customers regarded as state owned enterprises in China. This matter involves issues regarding compliance with laws, including the U.S. Foreign Corrupt Practices Act. Negotiations with the SEC to reach a resolution of its investigation have begun but have not been concluded. We expect to begin negotiations with the Department of Justice to resolve its investigation in the near future. Resolution of this matter is likely to include fines and penalties. Given the uncertainty regarding whether settlements can be reached and, if reached, on what terms, we are not able to estimate a range of reasonably possible loss with regard to any such settlements and have not recorded any liability in connection with this matter. If settlements are reached, we believe that the associated financial liability could be material to our results of operations for the fiscal period in which the liability is recorded. Further, any settlement or other resolution of this matter could have collateral effects on our business in China, the United States and elsewhere.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, certain identified non-operating gains and losses, the related tax effects of the preceding items, and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the current period by the exchange rates in effect for the comparable prior period. PTC also provides information on “free cash flow” and “free cash flow return” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures and free-cash flow return is the value of shares repurchased divided by free cash flow.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our third quarter and full fiscal 2015, long-term targets and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our businesses, including our Internet of Things (IoT) and SLM businesses, may not expand and/or generate the revenue we expect, the possibility that our investments in our IoT and connected service solutions may not generate the revenue we expect, the possibility that market size and growth estimates may be incorrect and that we may be unable to grow our business at or in excess of market growth rates, the possibility that our pipeline of opportunities may not convert or generate the revenue we expect, the possibility that new products released and planned products, including IoT enabled core products, may not generate the revenue we expect or be released as we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license and subscription solutions (L&SS), support or professional services revenue that we expect, which could result in a different mix of revenue between license & subscription solutions, support and professional services and could impact our EPS results, the possibility that our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that we may be unable to leverage our products and customer relationships to increase sales, the possibility that sales personnel productivity may not increase as we expect, the possibility that we may be unable to expand our services partner ecosystem or improve services margins as we expect, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that our workforce realignment may not improve operating margins as we expect and may adversely affect our operations, the possibility that our portfolio management measures may not drive the operating margin expansion we expect, the possibility that we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases, the possibility that we may incur additional acquisition-related and pension plan termination-related expenses and losses than we expect, and the possibility that fines and penalties may be assessed against PTC in connection with our previously announced investigation in China. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.